EXHIBIT 99.1

PATHMARK STORES, INC.
200 MILIK STREET
CARTERET, NEW JERSEY 07008

FOR IMMEDIATE RELEASE	CONTACT: RICH SAVNER (732) 499-4327

                             WARREN F. BRYANT NAMED TO PATHMARK BOARD OF DIRECTORS

Carteret, New Jersey, August 24, 2004 — Pathmark Stores, Inc. (Nasdaq: PTMK) today announced that its Board of Directors has approved an expansion of its Board from seven to eight members and has elected Warren F. Bryant to the Company’s Board of Directors.

Mr. Bryant, 58, is the Chairman of the Board, President and Chief Executive Officer of Longs Drug Stores Corporation, a leading drug store chain based in Walnut Creek, California. Longs, with annual revenues of approximately $4.5 billion, operates more than 465 drug stores in the western United States and a pharmacy benefit management service through a wholly owned subsidiary. Before he joined Longs in 2002, Mr. Bryant spent 39 years at Kroger Company where he served in numerous positions, including as a Senior Vice President responsible for the financial and operational performance of seven of Kroger’s divisions and as President and Chief Executive Officer of Kroger’s Dillon Companies subsidiary. Mr. Bryant also serves on the Board of Directors of Boise Cascade Corporation.

        “We are pleased to add to our Board of Directors someone with Mr. Bryant’s substantial credentials and impressive background in the supermarket and drug store industry,” said Eileen Scott, Chief Executive Officer of Pathmark. “Mr. Bryant’s insight and food and drug retailing acumen will add value and perspective to our Board.”

Pathmark Stores, Inc. is a regional supermarket currently operating 142 supermarkets primarily in the New York-New Jersey and Philadelphia metropolitan areas.

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